Filed Pursuant To Rule 433

Registration No. 333-217785

May 6, 2019

SPDR® ETF Options Report	INVESTMENT PROFESSIONAL USE ONLY
April 2019

		20 Day Average	20 Day Average	20 Day Average	20 Day Average	Total Open	Total Open
Ticker	Name	ETF Volume	Total Option Volume	Call Option Volume	Put Option Volume	Interest (Call)	Interest (Put)
SPY	SPDR S&P 500 ETF Trust	56,579,348	2,123,154	918,552	1,204,603	6,622,391	11,256,230
XLF	Financial Select Sector SPDR Fund	50,377,800	188,403	123,621	64,783	1,139,451	1,831,009
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	24,059,144	186,232	117,121	69,112	1,353,008	1,707,849
XLU	Utilities Select Sector SPDR Fund	16,647,396	44,058	16,468	27,590	184,632	344,339
XLV	Health Care Select Sector SPDR Fund	13,873,521	42,558	17,407	25,152	207,316	285,204
XLE	Energy Select Sector SPDR Fund	12,024,974	28,740	14,857	13,884	277,519	367,493
XLK	Technology Select Sector SPDR Fund	11,017,976	21,709	9,840	11,869	180,815	204,543
XLP	Consumer Staples Select Sector SPDR Fund	10,673,450	25,981	8,296	17,685	127,027	243,324
XLI	Industrial Select Sector SPDR Fund	10,115,710	25,458	8,583	16,875	121,603	242,370
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	9,411,287	982	35	947	11,073	132,500
KRE	SPDR S&P Regional Banking ETF	7,820,273	47,703	10,374	37,330	169,049	586,109
GLD	SPDR Gold Shares	5,535,215	86,780	47,796	38,985	1,421,839	870,152
XLB	Materials Select Sector SPDR Fund	5,415,450	4,283	2,455	1,829	39,229	43,562
XBI	SPDR S&P Biotech ETF	5,360,536	50,633	16,253	34,380	188,129	434,807
XRT	SPDR S&P Retail ETF	4,998,345	18,815	9,458	9,358	79,003	98,555
XLRE	Real Estate Select Sector SPDR Fund	3,558,891	2,632	1,547	1,085	44,679	35,899
XLY	Consumer Discretionary Select Sector SPDR Fund	3,355,278	5,058	2,148	2,911	64,334	80,024
XHB	SPDR S&P Homebuilders ETF	3,109,133	4,790	2,532	2,258	40,629	55,174
FEZ	SPDR EURO STOXX 50 ETF	2,860,473	4,319	2,356	1,963	84,812	127,080
DIA	SPDR Dow Jones Industrial Average ETF Trust	2,809,474	34,079	17,967	16,112	203,860	217,185
XLC	Communication Services Select Sector SPDR Fund	2,770,720	2,942	1,715	1,228	24,829	21,172
KBE	SPDR S&P Bank ETF	2,535,587	524	191	333	12,504	48,590
XME	SPDR S&P Metals & Mining ETF	2,023,859	8,036	3,852	4,185	108,870	125,101
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,812,124	1	1	1	1	24
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,489,120	292	72	220	4,056	4,534
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	1,293,351	86	33	54	1,178	706
SPDW	SPDR Portfolio Developed World ex-US ETF	1,277,613	9	1	8	5	—
Source: Bloomberg as of 04/30/2019.

SPDR® ETF Options Report

		20 Day Average	20 Day Average	20 Day Average	20 Day Average	Total Open	Total Open
Ticker	Name	ETF Volume	Total Option Volume	Call Option Volume	Put Option Volume	Interest (Call)	Interest (Put)
SPEM	SPDR Portfolio Emerging Markets ETF	1,003,789	1	1	1	20	10
MDY	SPDR S&P MidCap 400 ETF Trust	931,275	769	606	163	15,068	7,370
SPYG	SPDR Portfolio S&P 500 Growth ETF	900,584	30	24	7	313	221
SPLG	SPDR Portfolio Large Cap ETF	673,091	1	1	—	—	—
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	600,518	22	9	13	464	307
SPYV	SPDR Portfolio S&P 500 Value ETF	550,517	16	15	2	134	17
SDY	SPDR S&P Dividend ETF	486,130	49	33	17	1,004	589
SPSM	SPDR Portfolio Small Cap ETF	444,701	1	—	1	23	78
RWR	SPDR Dow Jones REIT ETF	428,482	9	5	5	91	80
SPTM	SPDR Portfolio Total Stock Market ETF	405,819	4	2	2	67	46
RWX	SPDR Dow Jones International Real Estate ETF	333,924	1	1	1	10	10
GXC	SPDR S&P China ETF	286,622	22	19	3	255	207
KIE	SPDR S&P Insurance ETF	273,928	10	8	3	192	100
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	239,251	20	20	1	391	38
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	207,271	—	—	2	23	246
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	185,626	3	3	—	50	39
RWO	SPDR Dow Jones Global Real Estate ETF	143,631	1	1	1	3	2
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	142,842	3	2	2	72	218
CWI	SPDR MSCI ACWI ex-US ETF	135,567	—	1	—	3	—
GWX	SPDR S&P International Small Cap ETF	112,611	—	1	—	5	—
XSD	SPDR S&P Semiconductor ETF	107,421	26	23	3	393	64
GNR	SPDR S&P Global Natural Resources ETF	99,629	1	1	1	9	18
XHE	SPDR S&P Health Care Equipment ETF	92,071	6	4	2	122	81
EDIV	SPDR S&P Emerging Markets Dividend ETF	71,896	1	1	1	32	1
XAR	SPDR S&P Aerospace & Defense ETF	70,579	21	20	1	244	74
XPH	SPDR S&P Pharmaceuticals ETF	54,489	6	2	5	124	299
EWX	SPDR S&P Emerging Markets SmallCap ETF	44,312	8	3	6	24	108
DWX	SPDR S&P International Dividend ETF	39,954	1	1	1	34	21
NANR	SPDR S&P North American Natural Resources ETF	27,012	—	—	—	1	—
GMF	SPDR S&P Emerging Asia Pacific ETF	13,164	3	2	1	46	19
KCE	SPDR S&P Capital Markets ETF	2,355	5	4	2	119	61

Source: Bloomberg as of 04/30/2019.

State Street Global Advisors	2

SPDR® ETF Options Report

ssga.com | spdrs.com | spdrgoldshares.com

State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257.

Important Information

This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.

Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”).

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.

Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.

Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.

Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.

Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.

Diversification does not ensure a profit or guarantee against loss.

Investing in commodities entails significant risk and is not appropriate for all investors.

Important Information Relating to SPDR® Gold Trust (“GLD®”):

The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.

The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor.

GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC.

Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.

For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com.

The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.

BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.

Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC.

State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset

Management, LLC.

Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

Not FDIC Insured • No Bank Guarantee • May Lose Value

© 2019 State Street Corporation. All Rights Reserved.
State Street Global Advisors	ID16481-2047512.17.1.AM.INST 0519 Exp. Date: 05/31/2020 SPD001886

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.